Exhibit 99.1

Liberator, Inc. Announces Book Deal with Quiver Books

Liberator Book Titled “Sex Positions You Never Thought Possible” Expected to Be Released June 2012

ATLANTA, GA, January 26, 2012 – Liberator, Inc. (OTCBB/OTCQB: LUVU), a dynamic high-growth and vertically integrated company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, today announced a book deal with Quiver Books, part of the Quayside Publishing Group. The book, which is titled Sex Positions You Never Thought Possible, is expected to be released in June 2012.

“We are thrilled to announce this exciting book deal with Quiver Books and can’t wait to share its contents with our loyal followers and anyone looking to spice up their lives in the bedroom,” said Michael Kane, Chief Marketing Officer for Liberator, Inc.

The book is co-authored by Liberator, Inc., creators of the iconic Liberator® sex cushions, and internationally recognized sexologist Jaiya Ma, who has been featured on Good Morning America, Nightline and CNN. The book features dozens of sexual positions that incorporate carefully-calibrated body angles and inclines to take sex to new heights, all while targeting certain hot spots during standard positions, as well as stimulating variations.

“We couldn’t imagine a better co-author than Jaiya, who has worked closely with Liberator over the years and is a leading sexologist. Considering the fantastic sexual repertoire that Jaiya brings to the table, combined with the stunning photography and art design from the Liberator team, we are confident the book will be well received and we are eagerly awaiting its release this summer so we can share our vision with the world,” continued Mr. Kane.

Jaiya added, “This fun and playful book has been a labor of love over the past year. It was my mission to help others unleash erotic ecstasy and include a little bit of something special for everyone. Even the most acrobatic positions are attainable with a little help from Liberator® ramps and wedges, as well as standard pillows and cushions you have in your home.”

Will Kiester, Publisher at Quiver Books, concluded, "Jaiya and Liberator open a new world of sensual sensations that most books and sex advice miss. These top experts in their field offer the reader sex like it's never been experienced. Anyone who tries this will wonder why nobody told them to do this before. It's simple, but that good."

For more information and pre-orders for the upcoming book Sex Positions You Never Thought Possible, co-authored by Liberator, Inc. and Jaiya, please visit:

www.qbookshop.com/products/199811/9781592335114/Sex-Positions-You-Never-Thought-Possible.html

About Jaiya

Jaiya is an internationally recognized, award-winning sexologist, author of Red Hot Touch, and the founder of New World Sex Education; a company dedicated to using “real” sex education to help men and women get the sex lives they desire. Jaiya has been featured on Good Morning America, Nightline, The Anderson Show, The Tyra Banks Show, TLC, CNN or Playboy TV. She’s even shared the stage with self-help guru Tony Robbins. Through her dynamic teachings she’s helping women and men reach their full erotic potential. For more information, please visit: www.sexisyou.com

About the Quiver Books

Quiver Books is part of the Quayside (pronounced key•side) Publishing Group. Quayside represents a dynamic group of imprints dedicated to providing quality print- and E-Books to its readers. Formed in 2004 upon Rockport Publishers’ acquisition of Creative Publishing international, the Quayside Publishing Group now encompasses Cool Springs Press, Creative Publishing international, Fair Winds Press, Motorbooks, MVP Books, Quarry Books, Quayside Distribution Services, Quiver, Rockport Publishers, Voyageur Press, Zenith Press and Walter Foster Publishing. For more information, please visit: www.quaysidepub.com

About Liberator, Inc.

Liberator, Inc. is a dynamic high-growth and vertically integrated public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. The company is known for cutting-edge advertising and product branding. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

Liberator operates an online retail e-commerce website at: www.Liberator.com and can be followed on Twitter at: www.twitter.com/Liberator.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

Toll-free: (800) 592-6067

Email: info@trilogy-capital.com